Exhibit 99.1

Camping World Holdings, Inc. Reports Fourth Quarter Results

LINCOLNSHIRE, Ill.--(BUSINESS WIRE)--March 8, 2017--Camping World Holdings, Inc. (NYSE:CWH) (“Camping World,” “Company,” “we,” “us” or “our”) today reported results for the fourth quarter and full year ended December 31, 2016.

Fourth Quarter 2016 Summary

  Total revenue increased 3.5% to $670.0 million;
  Gross profit increased 9.2% to $196.6 million and gross margin increased 154 basis points to 29.3%;
  Income from operations increased 40.0% to $34.2 million and operating margin increased 133 basis points to 5.1%;
  Net income increased 13.6% to $13.6 million, net income margin increased 18 basis points to 2.0%; and adjusted pro forma net income(1) increased 104.2% to $11.8 million;
  Diluted earnings per share for the period of October 6, 2016 to December 31, 2016 was $0.09(2) and adjusted pro forma earnings per fully exchanged and diluted share(1) for the full quarter increased 105.9% to $0.14; and
  Adjusted EBITDA(3) increased 27.1% to $39.2 million and adjusted EBITDA(3) margin increased 109 basis points to 5.9%.

Fiscal 2016 Summary

  Total revenue increased 7.3% to $3.53 billion;
  Gross profit increased 10.6% to $998.6 million and gross margin increased 83 basis points to 28.3%;
  Income from operations increased 15.1% to $281.4 million and operating margin increased 54 basis points to 8.0%;
  Net income increased 13.8% to $203.2 million, net income margin increased 33 basis points to 5.8%, and adjusted pro forma net income(1) increased 23.8% to $133.1 million;
  Diluted earnings per share for the period of October 6, 2016 to December 31, 2016 was $0.09(2) and adjusted pro forma earnings per fully exchanged and diluted share(1) for the full year increased 24.6% to $1.58; and
  Adjusted EBITDA(3) increased 14.8% to $291.3 million and adjusted EBITDA(3) margin increased 54 basis points to 8.3%.

(1)

Adjusted pro forma net income and adjusted pro forma earnings per fully exchanged and diluted share are non-GAAP measures. For reconciliations of the adjusted pro forma net income and adjusted pro forma earnings per fully exchanged and diluted share to GAAP net income attributable to Camping World Holdings, Inc. and diluted weighted-average shares of Class A common stock outstanding, see the “Non-GAAP Financial Measures” section later in this press release.

(2)

Basic and diluted earnings per Class A common stock is applicable only for periods after the Company’s IPO. For a discussion of earnings per share see the “Earnings Per Share” section later in this press release.

(3)

Adjusted EBITDA and adjusted EBITDA margin are non-GAAP measures. For reconciliations of Adjusted EBITDA to GAAP net income and adjusted EBITDA margin to GAAP net income margin, see the “Non-GAAP Financial Measures” section later in this press release.

Marcus Lemonis, Chairman and Chief Executive Officer, stated, “Our business in the fourth quarter and fiscal 2016 was very strong and we are pleased with the results. The fourth quarter and full year benefited from strong consumer demand for recreational vehicles and our ability to sell our comprehensive portfolio of products and services across a growing proprietary customer database. In particular, our focus on the towable segment of the RV industry and higher-margin product and service revenue is driving our operating margin growth and flowing through to our bottom line. Being the only provider of a comprehensive portfolio of services, protection plans, products and resources for RV enthusiasts, and operating the largest national network of RV-centric retail locations in the United States, we believe we are well positioned to benefit from continued growth in the installed base of RV owners that is being partially driven by higher levels of first-time buyers and new younger consumers, as well as the aging of the baby boomer demographic.”

Presentation

This press release presents historical results, for the periods presented, of Camping World Holdings, Inc. (“CWH”) and its subsidiaries that are presented in accordance with accounting principles generally accepted in the United States (“GAAP”), unless noted as a non-GAAP financial measure. The Company’s initial public offering (“IPO”) and related reorganization transactions (“Reorganization Transactions”) that occurred on October 6, 2016 resulted in CWH as the sole managing member of CWGS Enterprises, LLC (“CWGS, LLC”), with sole voting power in and control of the management of CWGS, LLC. Despite its position as sole managing member of CWGS, LLC, CWH has a minority economic interest in CWGS, LLC. As of December 31, 2016, CWH owned 22.6% of CWGS, LLC. Accordingly, the Company consolidates the financial results of CWGS, LLC and reports a non-controlling interest in its consolidated financial statements. As the Reorganization Transactions are considered transactions among entities under common control, the financial statements for the periods prior to the IPO and related Reorganization Transactions have been adjusted to combine the previously separate entities for presentation purposes. Unless otherwise indicated, all financial comparisons in this press release compare our financial results from the 2016 fourth quarter and full year to our financial results from the 2015 fourth quarter and full year, respectively.

Fourth Quarter 2016 Results Compared to Fourth Quarter 2015 Results

Units and Average Selling Prices

New vehicle units sold increased 24.5% to 7,986 and the average selling price of a new vehicle decreased 8.5% to $41,731 in the fourth quarter fiscal 2016. The increase in new vehicle units sold was primarily driven by strong consumer demand for both new and used vehicles and a shortage of supply of used vehicles. The decrease in the average selling price of a new vehicle was driven by a higher mix of lower-priced towable units, which was partially driven by an increase in the number of first-time vehicle buyers.

Used vehicle units sold decreased 19.1% to 5,330 and the average selling price of a used vehicle decreased 0.8% to $24,189 in the fourth quarter fiscal 2016. The decrease in used vehicle units sold was primarily driven by a shortage of supply of used vehicles, which was partially driven by an increase in the number of first-time vehicle buyers over the past several quarters.

Revenue

Total revenue increased 3.5% to $670.0 million from $647.3 million in the fourth quarter of fiscal 2015.

Consumer Services and Plans revenue increased 4.4% to $48.9 million from $46.9 million in the fourth quarter of fiscal 2015. The increase was primarily driven by increases in: club memberships, roadside assistance contracts, and vehicle insurance written premiums.

Retail revenue increased 3.4% to $621.1 million from $600.5 million in the fourth quarter of fiscal 2015. Within the Retail segment, new vehicle revenue increased 13.8% to $333.3 million, used vehicle revenue decreased 19.7% to $128.9 million, parts, services and other revenue increased 3.2% to $117.7 million and finance and insurance revenue increased 24.9% to $41.2 million. Strong consumer demand for recreational vehicles combined with a shortage of supply of used vehicles benefited new vehicle sales and finance and insurance sales, and hindered used vehicle sales. Finance and insurance net revenue as a percentage of total new and used vehicle revenue increased to 8.9% from 7.3% in the fourth quarter of fiscal 2015, and benefited from a sales mix shift toward lower-priced towable units and continued employee training on the sale of finance and insurance related programs.

Same store sales of the 107 retail locations that were open both at the beginning of the preceding fiscal year and at the end of the preceding fiscal year increased 5.4% to $534.0 million. The increase in same store sales at retail locations was primarily driven by a 10.6% increase in new vehicle same store sales, a 23.7% increase in finance and insurance same store sales, and a 2.9% increase in parts, services and other same store sales, partially offset by an 8.3% decrease in used vehicle same store sales.

The Company operated a total of 122 retail locations as of December 31, 2016 compared to 115 retail locations at December 31, 2015.

Gross Profit

Gross profit increased 9.2% to $196.6 million and gross margin increased 154 basis points to 29.3% from the fourth quarter of fiscal 2015. Consumer Services and Plans gross profit increased 13.5% to $28.7 million and gross margin increased 469 basis points to 58.7% of segment revenue from the fourth quarter of fiscal 2015. The increase in Consumer Services and Plans gross margin was primarily driven by an increase in roadside assistance contracts in force with a reduction in claim costs, increased membership in the Good Sam Club with reduced wage-related expenses and administrative costs, and increased vehicle insurance written premiums. Retail gross profit increased 8.6% to $167.9 million and gross margin increased 127 basis points to 27.0% of segment revenue from the fourth quarter of fiscal 2015. The increase in Retail gross margin was driven primarily by an increase in the finance and insurance penetration rate to 8.9% of vehicle sales from 7.3% of vehicle sales in the fourth quarter of fiscal 2015.

Operating Expenses

Total operating expenses increased 4.4% to $162.4 million from the fourth quarter of fiscal 2015, and included $1.2 million of non-recurring debt restructuring expense related to the refinancing of the Company’s senior secured credit facility on November 8, 2016. Selling, general and administrative (“SG&A”) expenses increased 4.0% to $154.9 million from $149.0 million in the fourth quarter of fiscal 2015. The increase in SG&A expenses was driven by a $6.3 million increase in wage-related expenses, primarily related to increased vehicle unit sales and seven additional retail locations opened in 2016, partially offset by a $0.4 million decrease in store and corporate overhead expenses. As a percentage of total gross profit, SG&A expenses declined 399 basis points to 78.8% primarily from the level of fixed costs within SG&A. Depreciation and amortization expense increased 3.7% to $6.6 million.

Interest & Other Expenses

Floor plan interest expense increased to $4.0 million from $1.9 million in the fourth quarter of 2015. The increase was primarily attributable to higher inventory from the seven new dealerships added in 2016 and an 81 basis point increase in the average floor plan borrowing rate. Other interest expense decreased to $10.3 million from $12.6 million in the fourth quarter last year. The decrease was primarily attributable to a lower interest rate and amount of borrowings under our term loan facility that was refinanced on November 8, 2016.

Net Income, Adjusted Pro Forma Net Income(1) and Adjusted Pro Forma Earnings Per Fully Exchanged and Diluted Share(1)

Net income increased 13.6% to $13.6 million and adjusted pro forma net income(1) increased 104.2% to $11.8 million from $5.8 million in the fourth quarter of fiscal 2015. Adjusted pro forma earnings per fully exchanged and diluted share(1) increased 105.9% to $0.14 from $0.07 in the fourth quarter of fiscal 2015.

Adjusted EBITDA(3)

Adjusted EBITDA(3) increased 27.1% to $39.2 million from $30.8 million and adjusted EBITDA(3) margin increased 109 basis points to 5.9% from 4.8% in the fourth quarter of fiscal 2015.

Select Balance Sheet and Cash Flow Items

The Company's working capital and cash and cash equivalents balance at December 31, 2016 were $266.8 million and $114.2 million, respectively, compared to $187.9 million and $92.0 million, respectively, at December 31, 2015. At the end of the fourth quarter of 2016, the Company had no borrowings under its $35 million revolving credit facility, $645.0 million of term loan principal outstanding under its senior secured credit facilities and $625.2 million of floor plan notes payable outstanding under its floor plan financing facility. Inventory at the end of the fourth quarter of fiscal 2016 increased 5.5% to $909.3 million compared to $861.8 million at the end of the fourth quarter of fiscal 2015.

Reclassifications and Revisions to Prior Periods

Certain prior-period amounts have been reclassified to conform to the current period presentation.

Certain revisions have been recorded in prior periods to correct for immaterial errors on previously-reported consolidated financial statements. In connection with the preparation of the financial statements for the year ended December 31, 2016, errors were identified within the elimination of intercompany revenue, costs, and profit in ending inventory relating to a portion of parts, supplies, freight and labor used in upgrades and repairs to new and used RVs. To quantify this error management performed an analysis of internal work orders within the parts and service departments. The Company evaluated the materiality of this error both qualitatively and quantitatively in accordance with Staff Accounting Bulletin No. 99, Materiality, and concluded that the impact of this error on the Company's previously-issued consolidated financial statements was not material. However, while not material, in order to enhance comparability and transparency, the Company has determined to revise its previously-reported consolidated financial statements for the years ended and as of December 31, 2015 and 2014, to correct for this immaterial error. As a result of this and another immaterial error, revenue, costs applicable to revenue, and selling, general and administrative expenses, and floor plan interest expense within the retail segment were each corrected as presented in the table below. There was no effect on any per share amounts as the periods corrected were before the Company’s IPO:

	Three Months Ended December 31, 2015			Year Ended December 31, 2015
($ in thousands)	As Reported	Adjustment	As Corrected	As Reported	Adjustment	As Corrected
Revenue:
New vehicles	$293,048	$(227)	$292,821	$1,607,790	$(1,325)	$1,606,465
Used vehicles	160,621	(62)	160,559	806,759	(360)	806,399
Parts, service and other	122,993	(8,929)	114,064	553,834	(46,024)	507,810
Finance and insurance, net	32,893	121	33,014	190,278	542	190,820
Retail segment revenues	609,555	(9,097)	600,458	3,158,661	(47,167)	3,111,494
Total revenue	656,408	(9,097)	647,311	3,333,261	(47,167)	3,286,094
Costs applicable to revenue:
New vehicles	252,284	(473)	251,811	1,387,358	(8,202)	1,379,156
Used vehicles	130,120	3	130,123	652,235	(5,299)	646,936
Parts, service and other	67,912	(4,042)	63,870	297,957	(22,968)	274,989
Retail segment costs applicable to revenues	450,316	(4,512)	445,804	2,337,550	(36,469)	2,301,081
Total costs applicable to revenue	471,869	(4,512)	467,357	2,419,299	(36,469)	2,382,830
Selling, general and administrative expenses	152,064	(3,070)	148,994	644,409	(9,519)	634,890
Income from operations	25,972	(1,515)	24,457	245,689	(1,179)	244,510
Floor plan interest expense	(3,033)	1,179	(1,854)	(12,427)	1,179	(11,248)
Net income	12,335	(336)	11,999	178,530	-	178,530
Net income attributable to Camping World Holdings, Inc.	12,335	(336)	11,999	178,530	-	178,530

Additionally, as a result of these immaterial errors, the cumulative effect of the change on members’ deficit as of January 1, 2014, the earliest date presented in these consolidated financial statements, was $5.9 million. Prior year inventories, other assets, and members’ deficit on the consolidated balance sheets were each corrected as follows:

	At December 31, 2015
($ in thousands)	As Reported	Adjustment	As Corrected
Inventories, net	$868,939	$(7,092)	$861,847
Other assets	15,394	1,179	16,573
Total assets	1,344,018	(5,913)	1,338,105
Members' deficit	(288,947)	(5,913)	(294,860)
Total liabilities and stockholders' /
members' equity (deficit)	1,344,018	(5,913)	1,338,105

Conference Call Information

A conference call to discuss the fiscal 2016 fourth quarter and full year financial results is scheduled for today, March 8, 2017, at 4:30 p.m. Eastern Time. Investors and analysts can participate on the conference call by dialing 888-259-8724 (international callers please dial 1-913-312-1453). Interested parties can also listen to a live webcast of the conference call by logging on to the Investor Relations section on the Company’s website at http://investor.campingworld.com. A taped replay of the conference call will be available within two hours of the conclusion of the call and can be accessed by dialing 844-512-2921 (international callers please dial 412-317-6671) and using access code 8414951 before March 15, 2017 or on the Company’s website.

About Camping World

Camping World Holdings, Inc., is the only provider of a comprehensive portfolio of services, protection plans, products and resources for recreational vehicle (“RV”) enthusiasts. Through its two iconic brands, Camping World and Good Sam, the company offers new and used RVs for sale, vehicle service and maintenance along with more than 10,000 products and services through our retail locations and membership clubs. Good Sam branded offerings provide the industry’s broadest and deepest range of services, protection plans, products and resources while the Camping World brand operates the largest national network of RV-centric retail locations in the United States through 124 retail locations in 36 states and an e-commerce platform. With both brands founded in 1966, product and service offerings are based on 50 years of experience and customer feedback from RV enthusiasts.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements about expectations and trends regarding consumer behavior and growth; our anticipated financial performance; our comparative advantages and our plans and ability to expand consumer base and capture growth. These forward-looking statements are based on management’s current expectations.

These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: the availability of financing to us and our customers; fuel shortages, or high prices for fuel; the well-being, as well as the continued popularity and reputation for quality, of our manufacturers; general economic conditions in our markets, and ongoing economic and financial uncertainties; our ability to attract and retain customers; competition in the market for services, protection plans, products and resources targeting the RV lifestyle or RV enthusiast; our expansion into new, unfamiliar markets presents as well as delays in opening or acquiring new retail locations; unforeseen expenses, difficulties, and delays frequently encountered in connection with expansion through acquisitions; our failure to maintain the strength and value of our brands; our ability to successfully order and manage our inventory to reflect consumer demand in a volatile market and anticipate changing consumer preferences and buying trends; fluctuations in our same store sales and whether they will be a meaningful indicator of future performance; the cyclical and seasonal nature of our business; our ability to operate and expand our business and to respond to changing business and economic conditions, which depends on the availability of adequate capital; the restrictive covenants in our New Senior Secured Credit Facilities and our floorplan financial facility; our reliance on three fulfillment and distribution centers for our retail, e-commerce and catalog businesses; natural disasters, whether or not caused by climate change, unusual weather condition, epidemic outbreaks, terrorist acts and political events; our dependence on our relationships with third party providers of services, protection plans, products and resources and a disruption of these relationships or of these providers’ operations; whether third party lending institutions and insurance companies will continue to provide financing for RV purchases; our inability to retain senior executives and attract and retain other qualified employees; our ability to meet our labor needs; our inability to maintain the leases for our retail locations or locate alternative sites for our stores in our target markets and on terms that are acceptable to us; our business being subject to numerous federal, state and local regulations; regulations applicable to the sale of extended service contracts; our dealerships’ susceptibility to termination, non-renewal or renegotiation of dealer agreements if state dealer laws are repealed or weakened; our failure to comply with certain environmental regulations; climate change legislation or regulations restricting emission of “greenhouse gases;” a failure in our e-commerce operations, security breaches and cybersecurity risks; our inability to enforce our intellectual property rights and accusations of our infringement on the intellectual property rights of third parties; our inability to maintain or upgrade our information technology systems or our inability to convert to alternate systems in an efficient and timely manner; disruptions to our information technology systems or breaches of our network security; Marcus Lemonis, through his beneficial ownership of our shares directly or indirectly held by ML Acquisition Company, LLC and ML RV Group, LLC, will have substantial control over us and may approve or disapprove substantially all transactions and other matters requiring approval by our stockholders, including, but not limited to, the election of directors; the exemptions from certain corporate governance requirements that we will qualify for, and intend to rely on, due to the fact that we are a “controlled company" within the meaning of the New York Stock Exchange, or NYSE, listing requirements; and whether we are able to realize any tax benefits that may arise from our organizational structure and any redemptions or exchanges of CWGS, LLC common units for cash or stock.

These and other important factors discussed under the caption “Risk Factors” in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission, or SEC, on November 11, 2016, and our other reports filed with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change, except as required under applicable law. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

Results of Operations for the Three Months Ended December 31, 2016

Camping World Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(In thousands except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
	(unaudited)	(unaudited)
Revenue:
Consumer services and plans	$48,905	$46,853	$184,773	$174,600
Retail
New vehicles	333,263	292,821	1,866,182	1,606,465
Used vehicles	128,929	160,559	705,893	806,399
Parts, services and other	117,703	114,064	540,019	507,810
Finance and insurance, net	41,232	33,014	229,839	190,820
Subtotal	621,127	600,458	3,341,933	3,111,494

Total revenue	670,032	647,311	3,526,706	3,286,094

Costs applicable to revenue (exclusive of depreciation and amortization shown separately below):
Consumer services and plans	20,201	21,553	79,272	81,749
Retail
New vehicles	287,387	251,811	1,604,534	1,379,156
Used vehicles	100,454	130,123	555,113	646,936
Parts, services and other	65,405	63,870	289,186	274,989
Subtotal	453,246	445,804	2,448,833	2,301,081

Total costs applicable to revenue	473,447	467,357	2,528,105	2,382,830

Gross profit:
Consumer services and plans	28,704	25,300	105,501	92,851
Retail
New vehicles	45,876	41,010	261,648	227,309
Used vehicles	28,475	30,436	150,780	159,463
Parts, services and other	52,298	50,194	250,833	232,821
Finance and insurance, net	41,232	33,014	229,839	190,820
Subtotal	167,881	154,654	893,100	810,413

Total gross profit	196,585	179,954	998,601	903,264

Operating expenses:
Selling, general, and administrative	154,918	148,994	691,884	634,890
Debt restructure expense	1,218	–	1,218	–
Depreciation and amortization	6,551	6,316	24,695	24,101
(Gain) loss on sale of assets	(337)	187	(564)	(237)
Total operating expenses	162,350	155,497	717,233	658,754

Income from operations	34,235	24,457	281,368	244,510

Other income (expense):
Floor plan interest expense	(4,003)	(1,854)	(18,854)	(11,248)
Other interest expense, net	(10,278)	(12,601)	(48,318)	(53,377)
Loss on debt restructure	(5,052)	–	(5,052)	–
Other income, net	2	–	–	1
	(19,331)	(14,455)	(72,224)	(64,624)

Income before income taxes	14,904	10,002	209,144	179,886
Income tax benefit (expense)	(1,269)	1,997	(5,907)	(1,356)
Net income	13,635	11,999	203,237	178,530
Net income attributable to non-controlling interests	(11,576)	–	(11,576)	–
Net income attributable to Camping World Holdings, Inc.	$2,059	$11,999	$191,661	$178,530

Earnings per share of Class A common stock:
Basic (2)	$0.11		$0.11
Diluted (2)	$0.09		$0.09
Weighted average shares of Class A common stock outstanding:
Basic	18,766		18,766
Diluted	83,602		83,602
Adjusted pro forma earnings per fully exchanged and diluted share (1)	$0.14	$0.07	$1.58	$1.27

Camping World Holdings, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In Thousands)

	As of December 31
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$114,196	$92,025
Contracts in transit	29,012	21,892
Accounts receivable, less allowance for doubtful accounts of $2,920 and $2,929 in 2016 and 2015, respectively	58,488	56,356
Inventories, net	909,254	861,847
Prepaid expenses and other assets	21,755	18,861
Total current assets	1,132,705	1,050,981

Property and equipment, net	130,760	149,725
Deferred tax asset	125,878	6,234
Intangibles assets, net	3,386	1,652
Goodwill	153,105	112,940
Other assets	17,931	16,573
Total assets	$1,563,765	$1,338,105

Liabilities and stockholders' / members' equity (deficit)
Current liabilities:
Accounts payable	$68,655	$56,789
Accrued liabilities	78,044	77,552
Deferred revenues and gains	68,643	63,616
Current portion of capital lease obligation	1,224	771
Current portion of tax receivable agreement	991	–
Current portion of long-term debt	6,450	52,089
Notes payable – floor plan	625,185	598,420
Other current liabilities	16,745	13,861
Total current liabilities	865,937	863,098

Capital lease obligations	841	751
Right to use liabilities	10,343	30,599
Tax receivable agreement liability, net of current portion	18,190	–
Long-term debt, net of current portion	620,303	673,304
Deferred revenues and gains	52,210	52,151
Other long-term liabilities	24,156	13,062
Total liabilities	1,591,980	1,632,965

Commitments and contingencies

Stockholders' / members' equity (deficit):
Members' deficit	—	(294,860)
Preferred stock, par value $0.01 per share – 20,000,000 shares authorized; none issued and outstanding as of December 31, 2016	—	—
Class A common stock, par value $0.01 per share – 250,000,000 shares authorized; 18,935,916 issued and outstanding as of December 31, 2016	189	—
Class B common stock, par value $0.0001 per share – 75,000,000 shares authorized; 62,002,729 issued and outstanding as of December 31, 2016	6	—
Class C common stock, par value $0.0001 per share – one shares authorized; one issued and outstanding as of December 31, 2016	—	—
Additional paid-in capital	74,239	—
Retained earnings	544	—
Total stockholders' equity attributable to Camping World Holdings, Inc. / members' deficit	74,978	(294,860)
Non-controlling interest	(103,193)	—
Total stockholders' / members' equity (deficit)	(28,215)	(294,860)
Total liabilities and stockholders' / members' equity (deficit)	$1,563,765	$1,338,105

Earnings Per Share

On October 6, 2016, the limited liability company agreement of CWGS, LLC was amended and restated to, among other things, (i) provide for a new single class of common membership interests, the common units of CWGS, LLC, and (ii) exchange all of the then-existing membership interests in CWGS, LLC for common units of CWGS, LLC (collectively, the “Recapitalization”). This Recapitalization changed the relative membership rights of the owners of membership interests in CWGS, LLC such that retroactive application of the Recapitalization to periods prior to the IPO for the purposes of calculating earnings per share would not be appropriate.

Prior to the IPO, the CWGS, LLC membership structure included membership units, preferred units, and profits units. The Company analyzed the calculation of earnings per unit for periods prior to the IPO using the two-class method and determined that it resulted in a value that would not be meaningful to the users of the consolidated financial statements. Therefore, earnings per share information has not been presented for periods prior to the IPO on October 6, 2016. The basic and diluted earnings per share period for the quarter and year ended December 31, 2016 represents only the period of October 6, 2016 to December 31, 2016.

	Three Months
	Ended	Year Ended
	December 31,	December 31,
(In thousands except per share amounts)	2016	2016
Numerator:
Net income	$13,635	$13,635
Less: net income attributable to non-controlling interests	(11,576)	(11,576)
Net income attributable to Camping World Holdings, Inc. — basic	2,059	2,059
Add: Reallocation of net income attributable to non-controlling interests from the assumed exchange of common units of CWGS, LLC for Class A common stock	5,629	5,629
Net income attributable to Camping World Holdings, Inc. — diluted	$7,688	$7,688
Denominator:
Weighted-average shares of Class A common stock outstanding — basic	18,766	18,766
Dilutive common units of CWGS, LLC that are convertible into Class A common stock	64,836	64,836
Weighted-average shares of Class A common stock outstanding — diluted	83,602	83,602

Earnings per share of Class A common stock — basic	$0.11	$0.11
Earnings per share of Class A common stock — diluted	$0.09	$0.09

Non-GAAP Financial Measures

To supplement our consolidated financial statements, which are prepared and presented in accordance with accounting principles generally accepted in the U.S. (“GAAP”), we use the following non-GAAP financial measures: EBITDA, adjusted EBITDA, adjusted pro forma net income and adjusted pro forma earnings per fully exchanged and diluted share (collectively the "Non-GAAP Financial Measures"). We believe that these Non-GAAP Financial Measures, when used in conjunction with GAAP financial measures, provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to the key metrics we use in our financial and operational decision making. These non-GAAP measures are also frequently used by analysts, investors and other interested parties to evaluate companies in the Company’s industry. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and they should not be construed as an inference that the Company’s future results will be unaffected by any items adjusted for in these non-GAAP measures. In evaluating these non-GAAP measures, you should be aware that in the future the Company may incur expenses that are the same as or similar to some of those adjusted in this presentation. The Non-GAAP Financial Measures that we use are not necessarily comparable to similarly titled measures used by other companies due to different methods of calculation.

EBITDA and Adjusted EBITDA

We define “EBITDA” as net income before other interest expense (excluding floor plan interest expense), provision for income taxes and depreciation and amortization. We define “Adjusted EBITDA” as EBITDA further adjusted for the impact of certain non-cash and other items that we do not consider in our evaluation of ongoing operating performance. These items include, among other things, loss (gain) on debt restructure, loss (gain) on sale of assets and disposition of stores, gain on derivative instruments, monitoring fees, equity-based compensation, an adjustment to rent on right to use assets, and other unusual or one-time items. We caution investors that amounts presented in accordance with our definitions of EBITDA and Adjusted EBITDA may not be comparable to similar measures disclosed by our competitors, because not all companies and analysts calculate EBITDA and Adjusted EBITDA in the same manner. We present EBITDA and Adjusted EBITDA because we consider them to be important supplemental measures of our performance and believe they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Management believes that investors’ understanding of our performance is enhanced by including these Non-GAAP Financial Measures as a reasonable basis for comparing our ongoing results of operations.

The following tables reconcile EBITDA, and Adjusted EBITDA, and Adjusted EBITDA Margin to the most directly comparable GAAP financial performance measure, which is net income:

	Three Months Ended		Year Ended
	December 31,		December 31,
($ in thousands)	2016	2015	2016	2015

Net Income	$13,635	$11,999	$203,237	$178,530
Other interest expense, net	10,278	12,601	48,318	53,377
Depreciation and amortization	6,551	6,316	24,695	24,101
Income tax (benefit) expense	1,269	(1,997)	5,907	1,356
EBITDA	31,733	28,919	282,157	257,364

Adjustments:
Loss (gain) on sale of assets and disposition of stores (a)	(339)	1,301	(564)	1,452
Loss and expense on debt restructure (b)	6,270	–	6,270	–
Monitoring fee (c)	–	625	1,875	2,500
Stock-based compensation (d)	1,537	–	1,597	–
Adjustment to rent on right to use assets (e)	–	–	–	(7,598)
Adjusted EBITDA	$39,201	$30,845	$291,335	$253,718

	Three Months Ended		Year Ended
	December 31,		December 31,
(as percentage of total revenue)	2016	2015	2016	2015

Net income margin	2.0%	1.9%	5.8%	5.4%
Other interest expense, net	1.5%	1.9%	1.4%	1.6%
Depreciation and amortization	1.0%	1.0%	0.7%	0.7%
Income tax (benefit) expense	0.2%	-0.3%	0.2%	0.0%
Subtotal EBITDA margin	4.7%	4.5%	8.0%	7.8%

Adjustments:
Loss (gain) on sale of assets and disposition of stores (a)	-0.1%	0.2%	0.0%	0.0%
Loss and expense on debt restructure (b)	0.9%	0.0%	0.2%	0.0%
Monitoring fee (c)	0.0%	0.1%	0.1%	0.1%
Stock-based compensation (d)	0.2%	0.0%	0.0%	0.0%
Adjustment to rent on right to use assets (e)	0.0%	0.0%	0.0%	-0.2%
Adjusted EBITDA margin	5.9%	4.8%	8.3%	7.7%
________________
(a)	Represents an adjustment to eliminate the gains and losses on sales of various assets and aggregate non-recurring losses from two non-performing locations that were sold in 2015.

(b)	Represents the loss incurred on debt restructure resulting from the write-off of a portion of the original issue discount, capitalized finance costs from the Previous Term Loan Facilities upon the paydown from the IPO proceeds, and rating agency fees and legal expenses related to the New Term Loan Facilities in November 2016.

(c)	Represents monitoring fees paid pursuant to a monitoring agreement to Crestview and Stephen Adams. The monitoring agreement was terminated on October 6, 2016 in connection with the IPO.

(d)	Represents non-cash equity-based compensation expense relating to employees and directors of the Company.

(e)	Represents an adjustment to rent expense for the periods presented for certain right to use assets that were derecognized in the fourth quarter of 2015 due to lease modifications that resulted in the leases meeting the requirements to be reported as operating leases. The adjustments represent additional rent expense that would have been incurred for the periods presented had the leases previously been classified as operating leases.

Adjusted Pro Forma Net Income and Adjusted Pro Forma Earnings Per Fully Exchanged and Diluted Share

We define “Adjusted Pro Forma Net Income” as net income attributable to CWH adjusted for the reallocation of income attributable to non-controlling interests from the assumed exchange of all outstanding common units in CWGS, LLC (or the common unit equivalent of membership interests in CWGS, LLC for periods prior to the IPO) for shares of Class A common stock of CWH and further adjusted for the impact of certain non-cash and other items that we do not consider in our evaluation of ongoing operating performance. These items include, among other things, loss (gain) on debt restructure, loss (gain) on sale of assets and disposition of stores, gain on derivative instruments, monitoring fees, equity-based compensation, an adjustment to rent on right to use assets, other unusual or one-time items, and the income tax expense effect of (i) these adjustments and (ii) the pass-through entity taxable income as if the parent company was a subchapter C corporation in periods prior to the IPO. We define “Adjusted Pro Forma Earnings Per Fully Exchanged and Diluted Share” as Adjusted Pro Forma Net Income divided by the weighted-average shares of Class A common stock outstanding, assuming (i) the full exchange of all outstanding common units in CWGS, LLC (or the common unit equivalent of membership interests in CWGS, LLC for periods prior to the IPO for shares of Class A common stock of CWH), (ii) the Class A common stock issued in connection with the IPO was outstanding as of January 1 of each year presented, and (iii) the dilutive effect of stock options and restricted stock units, if any. We present Adjusted Pro Forma Net Income and Adjusted Pro Forma Earnings Per Fully Exchanged and Diluted Share because we consider them to be important supplemental measures of our performance and we believe that investors’ understanding of our performance is enhanced by including these non-GAAP financial measures as a reasonable basis for comparing our ongoing results of operations.

The following table reconciles Adjusted Pro Forma Net Income and Adjusted Pro Forma Earnings Per Fully Exchanged and Diluted Share to the most directly comparable GAAP financial performance measure, which is net income attributable to Camping World Holdings, Inc. and weighted-average shares of Class A common shares outstanding — diluted:

	Three Months Ended		Year Ended
	December 31,		December 31,
($ in thousands except per share amounts)	2016	2015	2016	2015
Numerator:
Net income attributable to Camping World Holdings, Inc.	$2,059	$11,999	$191,661	$178,530
Adjustments:
Reallocation of net income attributable to non-controlling interests from the assumed exchange of common units of CWGS, LLC (a)	11,576	—	11,576	—
Loss /expense on debt restructure (b)	6,270	—	6,270	—
Loss (gain) on sale of assets and disposition of stores (c)	(339)	1,301	(564)	1,452
Monitoring fee (d)	—	625	1,875	2,500
Equity-based compensation expense (e)	1,537	—	1,597	—
Adjustment to rent on right to use assets (f)	—	—	—	(7,598)
Income tax expense (g)	(9,282)	(8,135)	(79,360)	(67,400)
Adjusted pro forma net income	$11,821	$5,790	$133,055	$107,484
Denominator:
Weighted-average Class A common shares outstanding - diluted	83,602,000	—	83,602,000	—
Adjustments:
Assumed exchange of pre-IPO common unit equivalent of membership interests in CWGS, LLC (h)	—	72,651,000	193,000	72,651,000
Assumed issuance of Class A common stock in connection with IPO (i)	170,000	11,872,000	172,000	11,872,000
Dilutive restricted stock units	24,000	—	—	—
Adjusted pro forma fully exchanged weighted average Class A common shares outstanding - diluted	83,796,000	84,523,000	83,967,000	84,523,000
Adjusted pro forma earnings per fully exchanged and diluted share	$0.14	$0.07	$1.58	$1.27
__________________
(a)

Represents the reallocation of net income attributable to non-controlling interests from the assumed exchange of common units of CWGS, LLC in periods were income was attributable to non-controlling interests.

(b)

Represents the loss incurred on debt restructure resulting from write-off of a portion of the original issue discount and capitalized finance costs from the Previous Term Loan Facilities, rating agency fees and legal expenses related to the New Term Loan Facilities in 2016

(c)

Represents an adjustment to eliminate the gains and losses on sales of various assets, including (i) aggregate non-recurring losses from two non-performing locations that were sold in 2015; and (ii) a loss equal to the present value of the remaining net obligation under the non-cancellable operating leases in locations with no operating business, which represented $0.8 million for the year ended December 31, 2015.

(d)	Represents monitoring fees paid pursuant to a monitoring agreement to Crestview and Stephen Adams. The monitoring agreement was terminated on October 6, 2016 in connection with our IPO.

(e)	Represents non-cash equity-based compensation expense relating to employees and directors of the Company.

(f)

Represents an adjustment to rent expense for the periods presented for certain right to use assets that were derecognized in the fourth quarter of 2015 due to lease modifications that resulted in the leases meeting the requirements to be reported as operating leases. The adjustments represent additional rent expense that would have been incurred for the periods presented had the leases previously been classified as operating leases.

(g)

Represents the income tax expense effect of (i) the above adjustments and (ii) the pass-through entity taxable income as if the parent company was a subchapter C corporation in periods prior to the IPO. This assumption uses an effective tax rate of 38.5% for the adjustments and the pass-through entity taxable income.

(h)	Represents the assumed exchange of pre-IPO membership interests in CWGS, LLC at their common unit equivalent amount.

(i)	Represents the assumption that the shares of Class A common stock issued in connection with the IPO were outstanding as of January 1 of each period

Uses and Limitations of Non-GAAP Financial Measures

Management and our board of directors use the non-GAAP financial measures:

  as a measurement of operating performance because they assist us in comparing the operating performance of our business on a consistent basis, as they remove the impact of items not directly resulting from our core operations;
  for planning purposes, including the preparation of our internal annual operating budget and financial projections;
  to evaluate the performance and effectiveness of our operational strategies; and
  to evaluate our capacity to fund capital expenditures and expand our business.

By providing these non-GAAP financial measures, together with reconciliations, we believe we are enhancing investors’ understanding of our business and our results of operations, as well as assisting investors in evaluating how well we are executing our strategic initiatives. In addition, our new senior secured credit facilities use EBITDA to measure our compliance with covenants such as consolidated leverage ratio. The non-GAAP financial measures have limitations as analytical tools, and should not be considered in isolation, or as an alternative to, or a substitute for net income or other financial statement data presented in our condensed consolidated statements of income and our condensed consolidated balance sheets included in this press release as indicators of financial performance. Some of the limitations are:

  such measures do not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;
  such measures do not reflect changes in, or cash requirements for, our working capital needs;
  some of such measures do not reflect the interest expense, or the cash requirements necessary to service interest or principal payments on our debt;
  some of such measures do not reflect our tax expense or the cash requirements to pay our taxes;
  although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and such measures do not reflect any cash requirements for such replacements; and
  other companies in our industry may calculate such measures differently than we do, limiting their usefulness as comparative measures.

Due to these limitations, the non-GAAP financial measures should not be considered as measures of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using these non-GAAP financial measures only supplementally. As noted in the tables above, certain of the non-GAAP financial measures include adjustments for loss (gain) on debt repayment, loss (gain) on sale of assets and disposition of stores, gain on derivative instruments, equity-based compensation, an adjustment to rent on right to use assets, and other unusual or one-time items. It is reasonable to expect that these items will occur in future periods. However, we believe these adjustments are appropriate because the amounts recognized can vary significantly from period to period, do not directly relate to the ongoing operations of our business and complicate comparisons of our internal operating results and operating results of other companies over time. In addition, these certain non-GAAP financial measures adjust for other items that we do not expect to regularly record in periods after the IPO, including monitoring fees. Each of the normal recurring adjustments and other adjustments described in this paragraph and in the reconciliation tables above help management with a measure of our core operating performance over time by removing items that are not related to day to day operations.

CONTACT:
ICR
Investor Relations:
Rachel Schacter and John Rouleau, 203-682-8200
Rachel.Schacter@ICRinc.com
John.Rouleau@ICRinc.com
or
Media:
Jessica Liddell, 203-682-8208
Jessica.Liddell@ICRinc.com